Exhibit 99.1

                      [Pulaski Financial Corp. letterhead]






August 23, 2002


            PULASKI FINANCIAL APPOINTS ST. LOUIS BUSINESSMAN TO BOARD


ST. LOUIS, August 23, 2002--Pulaski Financial Corp. (Nasdaq: PULB), the holding company for Pulaski Bank, today announced the company's board of directors appointed Timothy K. Reeves to fill the vacancy created by the death of Garland Dorn in June. Reeves, 43, is president of Keenan Properties in St. Louis, a commercial real estate brokerage and development firm he founded in 1991. Reeves will be up for election at the company's annual meeting of shareholders in 2003.

"Tim, in addition to having a great knowledge of the local commercial real estate market, is a long-time customer of the bank," said William A. Donius, chairman, president and CEO. "He is a savvy businessman who already has a solid understanding of Pulaski's strengths and goals, and we look forward to his contributions in furthering our success."

Reeves and his wife Laura--an attorney and executive at Anheuser-Busch--have two daughters and reside in west St. Louis County.

Pulaski Financial Corp.'s subsidiary, Pulaski Bank, has been serving customers in the St. Louis metropolitan area for 80 years. The bank offers a full line of quality retail banking products through five full-service offices. Visit the shareholder information page for more extensive information about the company's performance. The company's website can be accessed at www.pulaskibankstl.com.

For Additional Information Contact:

William A. Donius, President & CEO      Karl Plath or Brien Gately
Pulaski Financial Corp.                 The Investor Relations Company
(314) 878-2210 Ext. 3610                (847) 296-4200